THE INVESTOR RELATIONS GROUP INC.
LETTER OF AGREEMENT
Date: September 10, 2009

Section 1.  Services to be Rendered.  The purpose of this letter is to set forth the terms and conditions on which The Investor Relations Group, Inc. (IRG) agrees to provide JAG Media Holdings, Inc. (which is in the process of changing its corporate name to CardioGenics Holdings Inc.)  (the “Company”) a comprehensive corporate communications program.  These services may include, but are not limited to all items listed in “Addendum A.”  The Company represents and warrants that it will provide on a timely basis any information requested by IRG which is necessary to perform such services and further represents and warrants that such information shall be accurate.

Section 2.   Engagement Period.  Unless sooner terminated as provided herein, the term of this agreement (the “Engagement Period”) shall commence on September 15, 2009 and shall continue for a period of twelve (12) calendar months.  Following expiration of the initial Engagement Period, this agreement shall be automatically renewed for successive Engagement Periods of 12 months each unless either party shall give the other written notice of its intent not to renew this agreement no later than 30 days prior to the expiration of any Engagement Period hereunder.   The Company represents that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation and in good standing in all jurisdictions in which the nature of its activities requires such qualification.  The Company further represents to IRG: (1) that it has full power and authority to carry on its business as presently or proposed to be conducted and to enter into and perform its obligations under this Agreement; (2) that this Agreement has been duly authorized by all necessary corporate actions; and (3) that this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforcement may limited by bankruptcy, creditors’ rights laws or general principles of equity).

Section 3.  Fees.  (a) The Company shall pay to IRG for its services hereunder a maintenance fee (the “Maintenance Fee”) of $6,000.00 per month beginning September 15, 2009; provided, that the amount of such Maintenance Fee shall be subject to change by the mutual agreement of the parties at any time after expiration of the initial twelve (12) month Engagement Period hereunder immediately upon written notice to the Company.  Maintenance Fees shall be payable on or before the 1st day of each calendar month which occurs during the Engagement Period.  In the event that a partial month shall occur during the Engagement Period, then the amount of the Maintenance Fee for such month shall be prorated based upon the number of days in such month that occur during the Engagement Period. If the Company does not pay its Maintenance Fee and any other recurring charges on or before the 10th day of each month, the Company will immediately be assessed and charged a 10% late fee.

(b) In addition to the Maintenance Fees described in paragraph (a) above, upon the execution of this agreement the Company shall immediately deliver to IRG stock certificates for 200,000 shares of the Company’s common stock: 180,000 of which underlying shares shall be issued in the name of Dian Griesel and 20,000 of which underlying shares shall be issued in the name of J. Kevin Moran, as an origination fee.   IRG hereby acknowledges and agrees, for itself and on behalf of Ms. Griesel and Mr. Moran: (1) that the Company shall be under no obligation to register such shares of common stock under the Securities Act of 1933, as amended, or under any state “Blue Sky” laws prior to issuance; (2) that such shares may not be sold, hypothecated or otherwise transferred except pursuant to an effective registration statement covering such shares or pursuant to an available exemption from such registration; and (3) that all certificates evidencing such shares shall bear a restrictive legend to such effect.  IRG further agrees to promptly supply such investor information, and to make such further investor representations and warranties, as the Company may reasonably require in order to insure compliance with United States federal and state securities laws.

(c) Further, the Company shall also deliver to IRG stock certificates for 150,000* shares of the Company’s common stock: 120,000 of which underlying shares shall be issued in the name of Dian Griesel and 30,000 of which underlying shares shall be issued in the name of J. Kevin Moran, as an origination fee.

* For each month of service during the first year of this Agreement, IRG (Griesel and Moran) will earn and be entitled to receive 1/12 of the 150,000 shares referenced in subparagraph 3 (c) above. In the event this Agreement is terminated by either party prior to (one year from the date of signing), Griesel and Moran will deposit their original certificates with Joseph N. Paykin, Attorney at Law, 185 Madison Avenue, 10th Floor, New York, NY  10016 and the Company will exchange such surrendered stock certificates on the 1/12th pro-rated basis.   Each full month must satisfactorily be completed from the Company’s perspective to have earned that given month’s shares.

Section 4.  Expenses.  In addition to all other fees payable to IRG hereunder, the Company hereby agrees to reimburse IRG for all reasonable out-of-pocket expenses incurred in connection with the performance of services hereunder.  These out-of-pocket expenses shall include, but are not limited to: telephone, photocopying, postage, messenger service, clipping service, information retrieval service and IRG wire (for emails).  No individual expenses over $500 will be expended by IRG without first obtaining the prior approval of the Company.  The Company agrees to remit upon the signing of this agreement $3,500 by check or in immediately available funds to be placed on deposit with IRG and credited to the Company against expenses incurred, on a permanent basis, throughout the program.  From time to time, the Company will replenish the expense account as necessary to maintain a balance of $3,500 whenever the balance drops below $500.  The balance of said deposit is fully refundable should the program terminate.  A running invoice will be maintained of all expenses incurred and will be submitted to the Company each month.  Additionally, the Company shall establish an account with an established wire service for the release of press releases and media releases and an account with a printing service for the production of all of the Company’s printed investor and media relations material.  IRG shall have access to the wire service account for the release of press and media releases and IRG shall have access to the printing service account in order to direct the work necessary to maintain the company’s investor and media information kits.  It will be the responsibility of the Company to pay all associated bills from both the wire service account and the printing service account.  These costs will not be included on IRG’s monthly running invoice and are not the responsibility of IRG.

Section 5.  Indemnification.  Each of the Company and IRG agrees to defend, indemnify and hold the other and its respective affiliates, stockholders, directors officers, agents, employees, successors and assigns (each an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever (including, without limitation, reasonable attorneys' fees) which arise solely from the Company's or IRG's (as the case may be) breach of its obligations hereunder or any representation or warranty made by it herein. It is further agreed that the foregoing indemnity shall be in addition to any rights that either party may have at common law or otherwise, including, but not limited to, any right to contribution.

Section 6.  Termination of Agreement. (a) Subject to paragraph (b) below, either party may terminate this agreement and IRG’s engagement hereunder, with or without cause, immediately upon written notice given to the other party at any time during the Engagement Period hereunder. In such event, all compensation accrued to IRG prior to such cancellation, whether in the form of Maintenance Fees, reimbursement for expenses or otherwise, will become due and payable immediately upon such termination and IRG shall be relieved of any and all further obligation to provide any services hereunder.

(b) Notwithstanding anything to the contrary herein contained, the obligations of the Company under Sections 4, 6 and 7, and the provisions of Sections 9 and 10, shall survive any termination or breach of this agreement by either party.

Section 7. Solicitation of Employees. (a) During the term of this agreement, and for a period of two years after the termination of this agreement, neither party shall, directly or indirectly: (1) influence or attempt to influence any employee of the other party to leave such party’s employ; (2) agree to aid any competitor or customer of the other party in any attempt to hire any person who was employed by the other party within the previous two year period; or (3) solicit or induce any person who was employed by the other party within the previous two-year period to become employed by the Company. Each party acknowledges that the restrictions in this Section 7 are reasonable and necessary for the protection of the other party’s business. This clause is not intended to restrict the individual right of employment but rather is intended to preserve the contemplated business arrangement and to prevent the parties from actively recruiting the employees of the opposite party.

(b)  Each party hereby acknowledges and agrees that a breach by it of the restrictions set forth in paragraph (a) above would cause irreparable harm to the other party for which money damages alone would be inadequate.  Accordingly, each party hereby agrees that in such event the other party shall be entitled to seek an injunction or other equitable remedy in addition to any other remedies available to it at law.

Section 8.  Severability.  In case any provision of this letter agreement shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

Section  9. Consent to Jurisdiction.  This agreement shall be governed and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.  The parties further consent to the exclusive jurisdiction of the State and Federal courts located within the City, County and State of New York to resolve any dispute arising under this Agreement, and waive any defense to such jurisdiction based upon inconvenient forum.

Section 10.  Other Services.  If the Company desires additional services not provided for in this agreement, any such additional services shall be covered by a separate agreement between the parties hereto.

Section 11. Entire Agreement.  This letter agreement contains the entire agreement of the Company and IRG, and supersedes any and all prior discussions and agreements, whether oral or written, with respect to the matters addressed herein.

Section 12.   Counterparts.  This letter agreement may executed in two or more counterparts, each of which shall be considered an original and all of which, taken together, shall be considered as one and the same instrument.

Please evidence your acceptance of the provisions of this letter by signing the copy of this letter enclosed herewith and returning it to The Investor Relations Group Inc., 11 Stone Street, 3rd Floor, New York, NY 10004, Attention:  Dian Griesel, President & CEO.

Very truly yours, /s/ Dian Griesel Founder, President and CEO The Investor Relations Group, Inc.

ACCEPTED AND AGREED
AS OF THE DATE FIRST ABOVE WRITTEN:
JAG MEDIA HOLDINGS, INC.

By: /s/
      Name: Yahia Gawad
      Title: Chief Executive Officer

ADDENDUM  “A”

In one comprehensive program IRG covers both investor relations and public relations needs from the “corporate communications” perspective.   Our program includes all of the following:

INVESTOR RELATIONS:

•	Daily Update Reports
•
Targeted one-on-one investor meetings and conference calls with the top nano-, micro-, and small-cap decision-making analysts and portfolio managers of corporate, business, and family funds, using our proprietary competitive analysis approach (road shows). We secure a minimum of eight to fifteen-plus pre-qualified meetings per month, for a total of 150 to 200+ unique introductions per year per company.

•	Knobias™ Powered Research Report (without models, price-targets, projections).
•
Access to IRG’s MicroCaptivations™ Wire of 110,000 + professional investors. Effectively IRG’s in-house, proprietary news service, this is a triple opted-in, fully compliant list of 34,000 registered representatives, 13,000 registered investment advisors, 80,000 buy-side fund managers and analysts. (We use an outside vendor that is fully compliant legally for e-mailings to recipients in all fifty states.) Cost per use is $495, with the first wire compliments of IRG.

•
A Comprehensive Peer (competitive) Analysis Report that provides detailed information about peer group companies including:  covering analysts and all reporting institutional investor holdings with full names, titles, addresses, and other related contact information once contact is confirmed.

•	Development of wire-house analyst research coverage and inclusion in peer reports as a comparable company.
•	Corporate message refinement that is flexible, according to ongoing developments.
•	A Fact Sheet that is flexible, in terms of ongoing developments.
•	Investor presentations in PowerPoint/slide formats.
•	All written and edited shareholder communications, such as earnings releases, quarterly reports, and other developments.
•	“Red-Cell” coaching for investor meetings and conference calls.
•	Conference call coordination, including scripting, Q&A preparation, and all details for execution, including Webcasting.
•	Frank feedback collected from all road show meetings in order to help fine-tune corporate messaging.
•	Annual report production: writing and assisting in the selection and hiring of graphic artists, designers, and printers for the complete management of the publication.
•	Handling and screening investor inquiries.
•	Nurturing relationships with current and potential investors.
•	Mail and request fulfillment processing.
•	Introductions in the investment banking world.
•	Help in developing a Board of Directors--particularly “independent” directors.
•	Annual meetings, organizing as appropriate.
•	Peer group/industry analysis provided on a regular basis.
•	Perception audits gathered from the investment community.
•	Strategic planning and implementation.

PUBLIC RELATIONS:

•
Unique news pieces and media pitches originated and written by our award-winning, well-published editorial staff (approximately twenty+ pieces per year)—above and beyond writing normal “material” news announcements.

•	Ghost-written/bylined white papers and other high-level trade articles written by our staff PhDs (one minimum per year).
•	Corporate, product, and technology related stories placed in targeted trade publications to build sales and partnerships.
•	National and regional trend pieces written and placed in leading magazines and newspapers.
•	Syndication stories and feature feeds to more than sixteen thousand newspaper and other print editors nationwide.
•	Original “feature-feed” stories tying your company’s product or service to trends and national/world events.
•
Web 2.0 new marketing including: free search engine optimization of news releases, videos, keywords, hot links, blogs, vlogs, social media tags, RSS feed inclusion, podcasts, and social media sites (i.e., a unique YouTube site, etc.).

•	On-camera media training.
•	Satellite media tours booked in the Top Twenty U.S. markets.
•	Financial news formats targeted: CNBC, PowerLunch, Cavuto Report, Bloomberg TV, etc.
•	Multiple :90 second to 2:30 minute CEO interviews --television quality production reel for TV/cable and Internet that is produced and edited in the IRG studios.
•	Background materials (B-roll) production for television, cable, and trade events.
•	Profiles written of CEOs and other top company officers.
•	Headshot in our studios—JPEG print ready.
•	Crisis management plans.
•	Discounted clipping services — to document media coverage.

{END}